EXHIBIT 99.1

News Release
VECTr Systems Inc.Trading Symbol (OTCBB: VECT)

For Immediate Release

VECTr Systems Receives Military Order Valued at up to $2.85 Million

FALLS CHURCH, VA, March 4, 2008 – VECTr Systems Inc. (OTCBB: VECT) is pleased to announce that it has received an order totaling more than $950,000 for VECTr MG-110 Moving Map and Mission Management Systems. Destined for an overseas special operations customer, the order also contains options for additional systems valued at more than $1.9 million.

Deliveries are planned to commence in May 2008. Consistent with the customer’s schedule, and with all options exercised, orders are to ship prior to the end of 2008.  As a result, the 2008 potential revenue from this customer could exceed $2.85 million.

VECTr President & CEO Herb Lustig stated, “We are particularly gratified that, even with some tough competition from larger companies, the features, performance, and reliability of the MG-110 system have won us this order. We believe that many customers now understand the advantages and benefits of VECTr’s comprehensive situational awareness solution.”

“As our efforts with other customers bear fruit, we expect to announce additional sales later this year,” said Randall Cohn, Vice President of Strategic Development for VECTr Systems.

The order announced today is in addition to an approximately $450,000 foreign military sale announced in August 2007. Delivery of MG-100 systems for that order is planned for the second quarter of this year.

About VECTr Systems
VECTr Systems develops and markets mission management systems used in airborne surveillance and reconnaissance applications. VECTr’s map-based products couple with and manage airborne sensors to create a comprehensive system to improve situational awareness. Customers worldwide include some of the most demanding and sophisticated users of tracking and mission control tools such as Military, Government Agency, Law Enforcement, Fire Fighting, Search & Rescue, and Utility & Resource Management organizations. More information on VECTr Systems can be found at
www.vectrsystems.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Corporate Headquarters                                                                             Investment Information
Cdr. Randall Cohn USN (Ret.)                                                                    J.A. Michie, Managing Director
VECTr Systems Inc.                                                                                     G.M. Capital Partners, Ltd
P.O. Box 7206                                                                                                Usteristrasse19, CH-8023
Falls Church, VA 22040                                                                               Zürich, Switzerland
Tel: +1.703.752.9380                                                                                     Tel: +41.44.226.5000
Email: info@vectrsystems.com                                                                  Email: jam@gmcapital.com

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. VECTr Systems, Inc. (the “Company”) has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this News Release including such forward-looking statements.